UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(D) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 9, 2008

Radian Group Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-11356	23-2691170
(Commission File Number)	(IRS Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania	19103
(Address of Principal Executive Offices)	(Zip Code)

(215) 231 - 1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 9, 2008, Radian Group Inc. (“Radian”) entered into a Limited Conditional Waiver Agreement (the “Waiver Agreement”) by and among Radian, KeyBank National Association as Administrative Agent (“KeyBank”) and certain other financial institutions party thereto (collectively with KeyBank, the “Lenders”), in which the Lenders agreed to waive for a limited period of time the ratings covenant contained in Section 6.10 (Ratings) (the “Ratings Covenant”) of Radian’s Credit Agreement dated as of December 13, 2006 (the “Credit Agreement”), by and among Radian, KeyBank as Administrative Agent and certain other agents and lenders party thereto. The Ratings Covenant provides that Radian’s senior debt ratings, as provided by S&P and Moody’s, may not (1) at the same time be lower than A- for S&P and A3 for Moody’s, or (2) be lower than either BBB for S&P or Baa2 for Moody’s. Radian currently has been assigned a senior debt rating of BBB (CreditWatch with negative implications) by S&P, A2 (under review for possible downgrade) by Moody’s and A- (Ratings Watch Negative) by Fitch.

The temporary suspension of the Ratings Covenant under the Waiver Agreement (the “Waiver Period”) will end upon the earliest to occur of (i) the date on which any event of default (other than one occurring as a result of the Ratings Covenant) occurs under the Credit Agreement, (ii) April 30, 2008, unless a definitive amendment to the Credit Agreement has been entered into and remains subject only to certain limited conditions, or (iii) May 15, 2008. During the Waiver Period, Radian may not borrow additional amounts under the Credit Agreement and must pay increased interest on amounts borrowed (currently $200 million) and pay an increased facility fee.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above regarding the Waiver Agreement is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.

Date: April 14, 2008	By:	/s/ Terry Latimer
Terry Latimer
Senior Vice President and Treasurer